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                                                                     EXHIBIT 3.2

                           CERTIFICATE OF AMENDMENT OF

                    RESTATED CERTIFICATE OF INCORPORATION OF

                           TRIDENT MICROSYSTEMS, INC.

Trident Microsystems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment to the Corporation's Restated Certificate of Incorporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

      "RESOLVED, that, subject to stockholder approval, Section A of Article Fourth of the Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

      "The total number of shares of all classes of stock which the Corporation shall have authority to issue is Sixty Million Five Hundred Thousand (60,500,000), which consists of 60,000,000 shares of Common Stock with par value of $.001 per share and 500,000 shares of Preferred Stock with par value of $.001 per share."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of the Corporation shall not be reduced under or by reason of said amendment.

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IN WITNESS WHEREOF, The Corporation has caused this Certificate of Amendment to be signed by the Corporation's President and Chief Executive Officer this 17th day of March, 2004.

                                          TRIDENT MICROSYSTEMS, INC.

                                          By:___________________________________
                                             Frank C. Lin, President and Chief
                                             Executive Officer